EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-147540) in Form S-8 of MSCI Inc. (the “Company”) reports dated January 29, 2009, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting (which reports on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph on the adoption of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” appearing in this Annual Report on Form 10-K of MSCI Inc. for the fiscal year ended November 30, 2008.

/s/ Deloitte & Touche LLP

New York, New York

January 29, 2009